UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

Impax Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue
Hayward, California 94544
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 240-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 9, 2015, Impax Laboratories, Inc., a Delaware corporation (the “Company”) acquired all of the outstanding shares of common stock of Tower Holdings, Inc. (“Tower”) and Lineage Therapeutics Inc. (“Lineage”), pursuant to the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of October 8, 2014, by and among the Company, Tower, Lineage, Roundtable Healthcare Partners II, L.P., Roundtable Healthcare Investors II, L.P., and the other parties thereto, including holders of certain options and warrants to acquire the common stock of Tower or Lineage (the “Transaction”).

Senior Secured Credit Facilities

In connection with the Transaction, the Company entered into a $50.0 million senior secured revolving credit facility and a $435.0 million senior secured term loan facility (collectively, the “Senior Secured Credit Facilities”), pursuant to a credit agreement, dated as of March 9, 2015, by and among the Company, the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent and collateral agent.

The net proceeds from the term loan under the Senior Secured Credit Facilities (the “Term Loan”) were used to finance in part the consideration paid in the Transaction, to pay off certain existing indebtedness of Tower and its subsidiaries in connection with the Transaction and to pay fees and expenses related to the Transaction and the associated financings. The Term Loan will mature on March 9, 2021 and the revolving commitments and revolving loans under the Senior Secured Credit Facilities (the “Revolver”) will mature on March 9, 2020. No borrowings were drawn from the Revolver for the funding of the Transaction.

The Term Loan amortizes in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the remaining balance due at final maturity. Interest is payable on the Senior Secured Credit Facilities at a rate equal to the LIBO rate or the base rate, plus an applicable margin. The applicable margin on borrowings under the Revolver may be increased or reduced by 0.25% based on a step down based on the first lien net leverage ratio.

Up to $10 million of the Revolver is available for issuances of letters of credit and any such issuance of letters of credit will reduce the amount available under the Revolver on a dollar-for-dollar basis. The Company is required to pay a commitment fee to the lenders on the average daily unused portion of the Revolver at an initial rate of 0.50% per annum. The commitment fee rate may be increased or reduced by 0.125% based on a step down based on the first lien net leverage ratio.

The Senior Secured Credit Facilities are guaranteed by each of the Company’s current and future direct and indirect wholly owned material domestic subsidiaries other than (i) unrestricted subsidiaries, (ii) certain immaterial subsidiaries, (iii) foreign subsidiaries and domestic subsidiaries that are “controlled foreign corporations”, (iv) certain holding companies of foreign subsidiaries, (v) not-for-profit subsidiaries, captive insurance companies and certain special purpose vehicles, and (vi) any subsidiary that is prohibited by applicable law or contractual obligation from guaranteeing the Senior Secured Credit Facilities or which would require governmental approval to provide a guarantee (unless such approval has been received).

The Senior Secured Credit Facilities are secured by a first priority security interest (subject to permitted liens and certain other exceptions), on substantially all of the Company’s and the Guarantors’ assets.

The Company may repay all or any portion of the outstanding Term Loans at any time, and may reduce the unutilized portion of the Revolver in whole or in part without premium or penalty, subject to redeployment costs in the case of prepayment of LIBO borrowings other than on the last day of the relevant interest period.

Subject to certain exceptions and reinvestment rights, the Senior Secured Credit Facilities require that 100% of the net cash proceeds from certain asset sales and debt issuances and 75% (subject to step downs based on first lien net leverage ratio) from excess cash flow for each fiscal year of the Company (commencing with the fiscal year ending December 31, 2015) must be used to pay down outstanding borrowings under the Senior Secured Credit Facilities.

The Senior Secured Credit Facilities contain certain negative covenants (subject to exceptions, materiality thresholds and baskets) including, without limitation, negative covenants that limit the Company’s and its restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments or modify certain debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into arrangements that restrict the Company’s and its restricted subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, or change fiscal year. The Senior Secured Credit Facilities also include a financial maintenance covenant whereby the Company must not permit its trailing twelve month total net leverage ratio to exceed 3.5:1.0, tested at the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2015.

The Senior Secured Credit Facilities contain events of default, including, without limitation (subject to customary grace periods and materiality thresholds), events of default upon (i) the failure to make payments under the Senior Secured Credit Facilities, (ii) violation of covenants, (iii) incorrectness of representations and warranties, (iv) cross-default and cross-acceleration to other material indebtedness in excess of $25.0 million, (v) bankruptcy events, (vi) material monetary judgments (to the extent not covered by insurance), (vii) certain matters arising under ERISA that could reasonably be expected to result in a material adverse effect, (viii) the actual or asserted invalidity of the documents governing the Senior Secured Credit Facilities, any material guarantees or the security interests (including priority thereof) required under the Senior Secured Credit Facilities and (ix) the occurrence of a change of control. Upon the occurrence of certain events of default, the obligations under the Senior Secured Credit Facilities may be accelerated and any remaining commitments thereunder (including the Revolver) may be terminated.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the credit agreement governing the Senior Secured Credit Facilities, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry Into a Material Definitive Agreement” under the heading “Senior Secured Credit Facilities” is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement dated as of March 9, 2015, by and among the Company, the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAX LABORATORIES, INC.

Date: March 12, 2015	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of March 9, 2015, by and among the Company, the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent and collateral agent.